Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$3,932,000.00	$ 489.53

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-202524

Dated January 29, 2018

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes

$3,932,000 Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due on January 31, 2020

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Underlying Index Fund”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Official Closing Price of the Underlying Index Fund on the applicable Coupon Observation Date (including the Final Valuation Date) is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Notes if the Official Closing Price of the Underlying Index Fund on any quarterly Call Observation Date, commencing on July 30, 2018, is equal to or greater than the Initial Price. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price is equal to or greater than the Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes. If the Final Price is less than the Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Index Fund over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount. You will be exposed to the market risk of the Underlying Index Fund on each Coupon Observation Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Official Closing Price of the Underlying Index Fund on the applicable Coupon Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑	Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Official Closing Price of the Underlying Index Fund on any quarterly Call Observation Date, commencing on July 30, 2018, is equal to or greater than the Initial Price. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Official Closing Price of the Underlying Index Fund is not less than the Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity. If the Official Closing Price of the Underlying Index Fund on the Final Valuation Date is less than the Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Price of the Underlying Index Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	January 29, 2018
Settlement Date	January 31, 2018
Coupon Observation Dates[1]	Quarterly, commencing on April 30, 2018
Call Observation Dates[1]	Quarterly, commencing on July 30, 2018
Final Valuation Date[1]	January 28, 2020
Maturity Date[1]	January 31, 2020

[1]See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Underlying Index Fund, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Index Fund	Contingent Coupon Rate	Initial Price	Downside Threshold*	Coupon Barrier*	CUSIP	ISIN
The SPDR® S&P® Oil & Gas Exploration & Production ETF (“XOP”)	8.00% per annum	$38.30	$25.85, which is 67.50% of the Initial Price	$25.85, which is 67.50% of the Initial Price	40435J349	US40435J3499

*Rounded to two decimal places

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying ETF underlying supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is $9.73 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The SPDR® S&P® Oil & Gas Exploration & Production ETF	$3,932,000.00	$10.00	$58,980.00	$0.15	$3,873,020.00	$9.85

(1)See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This pricing supplement relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the Underlying Index Fund. Although the offering relates to the Underlying Index Fund, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index Fund, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF underlying supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying ETF underlying supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the accompanying ETF underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the ETF underlying supplement) with the SEC for the offerings to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “ETF underlying supplement” mean the ETF underlying supplement dated March 5, 2015, references to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015 and references to “accompanying prospectus” mean the prospectus, dated March 5, 2015.

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Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe the price of the Underlying Index Fund will be equal to or greater than the Coupon Barrier on most or all of the Coupon Observation Dates and equal to or greater than the Downside Threshold on the Final Valuation Date.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Underlying Index Fund.

♦   You understand and accept that you will not participate in any appreciation in the price of the Underlying Index Fund, and your potential return is limited to the Contingent Coupon payments.

♦   You are willing to invest in the Notes based on the Coupon Barrier and Downside Threshold indicated on the cover hereof.

♦   You are willing to hold Notes that may be automatically called on any Call Observation Date on which the Official Closing Price of the Underlying Index Fund is equal to or greater than the Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦   You understand and accept the risks associated with the Underlying Index Fund.

♦   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You are willing to forgo dividends paid on the stocks held by the Underlying Index Fund and do not seek guaranteed current income from your investment.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe that the price of the Underlying Index Fund will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦   You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Underlying Index Fund.

♦   You seek an investment that participates in the appreciation in the price of the Underlying Index Fund or that has unlimited return potential.

♦   You are unwilling to invest in the Notes based on the Coupon Barrier and Downside Threshold indicated on the cover hereof.

♦   You are unable or unwilling to hold securities that will be automatically called on any Call Observation Date on which the Official Closing Price of the Underlying Index Fund is equal to or greater than the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You do not understand or accept the risks associated with the Underlying Index Fund.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You prefer to receive the dividends paid on the stocks held by the Underlying Index Fund and seek guaranteed current income from your investment.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Index Fund, see “The SPDR® S&P® Oil & Gas Exploration & Production ETF” on page 13 of this pricing supplement. You should also review carefully the "Key Risks" beginning on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-1 of the ETF underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

3

Final Terms
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	2 years, unless earlier called.
Trade Date	January 29, 2018
Settlement Date	January 31, 2018
Final Valuation Date	January 28, 2020, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF underlying supplement.
Maturity Date[1]	January 31, 2020, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF underlying supplement.
Underlying Index Fund	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Ticker: XOP)
Automatic Call Feature

The Notes will be automatically called if the Official Closing Price of the Underlying Index Fund on any quarterly Call Observation Date, commencing on July 30, 2018, is equal to or greater than the Initial Price. Each Coupon Observation Date on and after July 30, 2018 will also be a Call Observation Date.

If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Three business days following the applicable Coupon Observation Date, except that as to the final Coupon Observation Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Observation Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	8.00% per annum
Contingent Coupon

If the Official Closing Price of the Underlying Index Fund is equal to or greater than the Coupon Barrier on any Coupon Observation Date, HSBC will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the Official Closing Price of the Underlying Index Fund is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be $2.00 per quarter per Note. The following table sets forth the Coupon Observation Dates and Coupon Payment Dates.

Coupon Observation Dates[1]	Coupon Payment Dates[1]
April 30, 2018	May 3, 2018
July 30, 2018	August 1, 2018
October 29, 2018	October 31, 2018
January 29, 2019	January 31, 2019
April 29, 2019	May 2, 2019
July 29, 2019	July 31, 2019
October 29, 2019	October 31, 2019
January 28, 2020	January 31, 2020

Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Coupon Observation Date on which the Official Closing Price of the Underlying Index Fund is less than the Coupon Barrier.

1 The Coupon Observation Dates, including the Final Valuation Date and therefore the Coupon Payment Dates and the Maturity Date, are subject to postponement if a Market Disruption Event occurs.

4

Payment at Maturity (per $10 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is equal to or greater than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes.[3]

If the Final Price is less than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Fund Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price as compared to the Initial Price and you will lose some or all of your Principal Amount.

Underlying Index Fund Return	Final Price - Initial Price
Initial Price
Downside Threshold	67.50% of the Initial Price, as set forth on the cover page of this pricing supplement.
Coupon Barrier	67.50% of the Initial Price, as set forth on the cover page of this pricing supplement.
Initial Price	The Official Closing Price on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Price	The Official Closing Price on the Final Valuation Date
Official Closing Price	The Official Closing Price of the Underlying Index Fund on any trading day will be determined by the calculation agent based upon its closing price displayed on the page “XOP UP <EQUITY>” on the Bloomberg Professional® service. If the price of the Underlying Index Fund is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable and if applicable, adjusted by the calculation agent as described under “Additional Terms of the Notes – Antidilution Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Trade Date and is set forth on the cover page of this pricing supplement. See “Key Risks — ¨The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

3 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

5

Investment Timeline
The Initial Price was observed and the Downside Threshold and Coupon Barrier were determined.

If the Official Closing Price of the Underlying Index Fund is equal to or greater than the Coupon Barrier on any Coupon Observation Date, HSBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Official Closing Price of the Underlying Index Fund on any Call Observation Date, commencing on July 30, 2018, is equal to or greater than the Initial Price.

If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

The Final Price and Underlying Index Fund Return of the Underlying Index Fund are determined on the Final Valuation Date.

If the Notes have not been called and the Final Price is equal to or greater than the Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note.

If the Notes have not been called and the Final Price is below the Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Underlying Index Fund, equal to a return of:

$10 × (1 + Underlying Index Fund Return) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of the Underlying Index Fund on each Coupon Observation Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

6

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying ETF underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Price is greater than or equal to the Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price as compared to the Initial Price. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Index Fund at that time is above the Downside Threshold.

♦	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Underlying Index Fund on a Coupon Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Official Closing Price of the Underlying Index Fund is less than the Coupon Barrier on each of the Coupon Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any — The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying Index Fund and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 5 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the securities based on changes in market conditions and other factors that cannot be predicted.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as 6 months after issuance.

7

♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with an Underlying Index Fund with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —"Volatility" refers to the frequency and magnitude of changes in the price of an Underlying Index Fund. The greater the expected volatility with respect to an Underlying Index Fund on the Trade Date, the higher the expectation as of the Trade Date that the Underlying Index Fund could close below the Coupon Barrier on a Coupon Observation Date, resulting in no Contingent Coupons payable on the Notes, or below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying Index Fund with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying Index Fund can change significantly over the term of the Notes. The price of the Underlying Index Fund for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Underlying Index Fund and the potential to lose some or all of your principal at maturity.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of the Underlying Index Fund. In addition, your total return on the Notes will vary based on the number of Coupon Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as July 30, 2018, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Underlying Index Fund even though you cannot participate in any potential appreciation in the price of the Underlying Index Fund. In addition, if the Notes have not been previously called and if the price of the Underlying Index Fund is less than the Initial Price, as the maturity date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of the Underlying Index Fund to increase to the Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying Index Fund.

♦	No Assurance that the Return Strategy of the Notes Will Be Successful — While the Notes are structured to provide Contingent Coupons as long as the Official Closing Price of the Underlying Index Fund on the relevant Coupon Observation Date does not decline below the Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning Shares of the Underlying Index Fund or the Stocks Included in the Underlying Index – The return on your Notes may not reflect the return you would realize if you actually owned shares of the Underlying Index Fund or the stocks included in the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the shares of the Underlying Index Fund or holders of the stocks included in the Underlying Index. The Underlying Index Fund Return excludes any cash dividend payments paid on the securities held by the Underlying Index Fund.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying Index Fund, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on the Underlying Index Fund — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Underlying Index Fund or in futures, options, exchange-traded funds or other derivative products on the Underlying Index Fund, may adversely affect the price of the Underlying Index Fund, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks held by the Underlying Index Fund, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine on each applicable Coupon Observation Date whether the Contingent Coupon is to be paid, and whether the Notes are to be called, based on the Official Closing Price of the Underlying Index Fund. The Calculation Agent can postpone the determination of the Official Closing Price on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event

8

exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affected the terms and features of the Notes at issuance and will affect the market price of the Notes prior to maturity or call. These factors include the price of the Underlying Index Fund; the volatility of the Underlying Index Fund; the dividend rate paid on stocks included in the Underlying Index Fund; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction —The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	The Amount Payable on the Notes Is Not Linked to the Price of the Underlying Index Fund at Any Time Other Than on the Coupon Observation Dates, Including the Final Valuation Date — The return on the Notes will be based on the Official Closing Price of the Underlying Index Fund on the Coupon Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Underlying Index Fund appreciates prior to the applicable Call Observation Date or Coupon Observation Date but then drops on that day to a price that is less than the Initial Price or Coupon Barrier, the Notes will not be called, the Contingent Coupon may not be payable, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the price of the Underlying Index Fund prior to such decrease. Although the actual price of the Underlying Index Fund on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Price on any Coupon Observation Date, the return on the Notes will be based solely on the Official Closing Price of the Underlying Index Fund on the applicable Coupon Observation Dates, including the Final Valuation Date.

♦	Changes Affecting the Underlying Index Fund — The policies of the Underlying Index Fund sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index Fund and the manner in which the Underlying Index Fund sponsor takes account of certain changes affecting those stocks included in the Underlying Index Fund may adversely affect the price of the Underlying Index Fund. The policies of the Underlying Index Fund sponsor with respect to the calculation of the Underlying Index Fund could also adversely affect the price of the Underlying Index Fund. The Underlying Index Fund sponsor may discontinue or suspend calculation or dissemination of the Underlying Index Fund. Any such actions could have an adverse effect on the value of the Notes.

♦	The Performance and Market Value of the Underlying Index Fund During Periods of Market Volatility May Not Correlate with the Performance of its Underlying Index as well as Its Net Asset Value Per Share — During periods of market volatility, securities underlying the Underlying Index Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Index Fund and its liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Index Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Index Fund. As a result, under these circumstances, the market value of shares of the Underlying Index Fund may vary substantially from the net asset value per share of the Underlying Index Fund. For all of the foregoing reasons, the performance of the Underlying Index Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Index Fund, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your Payments on the Notes.

♦	Risks Associated with the Oil and Gas Exploration and Production Sector — All of the stocks held by the Underlying Index Fund are issued by companies in the oil and gas exploration and production sector. As a result, the stocks that will determine the performance of the Underlying Index Fund are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks held by the Underlying Index Fund, the return on the Notes will be subject to certain risks associated with a direct equity investment in companies in the oil and gas exploration and production sector. In addition, the stocks of companies in the oil and gas sector are subject to swift price fluctuations. The issuers of the stocks held by the Underlying Index Fund develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to oil and gas production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the prices of the stocks held by the Underlying Index Fund, the market price of the Underlying Index Fund, and the value of the Notes.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Index Fund. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract —

9

Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” on page 15 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes, which are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Index Fund relative to the Initial Price. We cannot predict the Final Price or the Official Closing Price of the Underlying Index Fund on any Coupon Observation Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index Fund. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Price, Coupon Barrier and Downside Threshold are set forth on the cover page of this pricing supplement):

Investment term:	2 years (unless earlier called)
Hypothetical Initial Price:	$100.00
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon:	$0.20 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly, commencing on July 30, 2018
Hypothetical Coupon Barrier:	$67.50 (67.50% of the Initial Price)
Hypothetical Downside Threshold:	$67.50 (67.50% of the Initial Price)

Example 1 — Notes are Called on the First Call Observation Date, Which Corresponds to the Second Coupon Observation Date

Date	Official Closing Price	Payment (per Security)
First Coupon Observation Date	$120.00 (at or above Coupon Barrier and Initial Price)	$0.20 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date and First Call Observation Date	$130.00 (at or above Coupon Barrier and Initial Price)	$10.20 (Settlement Amount)
Total Payment: $10.40 (4.00% return)

Since the Notes are called on the second Coupon Observation Date (which is the first Call Observation Date), HSBC will pay you on the Call Settlement Date a total of $10.20 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.20 received in respect of the first Coupon Observation Date, HSBC will have paid you a total of $10.40 per Note, for a 4.00% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Price Is at or Above the Coupon Barrier and Downside Threshold

Date	Official Closing Price	Payment (per Security)
First Coupon Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date (and first Call Observation Date)	$88.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon) – Notes are not automatically called
Third through Seventh Coupon Observation Dates	Various (below Coupon Barrier; below Initial Price)	$0.00
Final Valuation Date	$85.00 (at or above Coupon Barrier and Downside Threshold; below Initial Price)	$10.20 (Payment at Maturity)
Total Payment: $10.60 (6.00% return)

At maturity, HSBC will pay you a total of $10.20 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.20 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you a total of $10.60 per Note, for a 6.00% total return on the Notes.

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Example 3 — Notes are NOT Called and the Final Price is below the Downside Threshold (and Coupon Barrier)

Date	Official Closing Price	Payment (per Security)
First Coupon Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date (and first Call Observation Date)	$80.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon) – Notes are not automatically called
Third through Seventh Observation Date	Various (below Coupon Barrier; below Initial Price)	$0.00
Final Valuation Date	$40.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Underlying Index Fund Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
$10.00 × (1 + -40%) =

Since the Notes are not called and the Final Price is below the Downside Threshold, HSBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Price is also below the Coupon Barrier. When added to the Contingent Coupon payments of $0.20 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you $4.40 per Note, for a loss on the Notes of 56.00%.

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The SPDR® S&P® Oil & Gas Exploration & Production ETF

Description of the XOP

The SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP”) is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). The XOP trades on the NYSE Arca under the ticker symbol “XOP.” The inception date of the SPDR® S&P Oil & Gas Exploration and Production ETF is June 19, 2006. Prior to January 8, 2007, the XOP was known as the SPDR® Oil & Gas Exploration & Production ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 1064642 through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the XOP may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.

The XOP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry® Index. The underlying index represents the oil and gas exploration and production sub-industry portion of the S&P Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The XOP is composed of companies that are in the oil and gas sector exploration and production. As of December 1, 2017, there were 64 oil and gas exploration and production sector companies included in the XOP. As of December 1, 2017, no single company represented more than 2.91% of the XOP’s holdings. The returns of the XOP may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The XOP utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XOP typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. XOP will normally invest at least 80% of its total assets in common stocks that comprise the underlying index.

The information above was compiled from the SPDR® website. We have not independently investigated the accuracy of that information. Information contained in the SPDR® website is not incorporated by reference in, and should not be considered a part of, this document.

The Underlying Index

We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, SSFM.

The underlying index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, and the NASDAQ Capital Market. Each of the component stocks in the underlying index is a constituent company within the oil and gas exploration and production sub-industry portion of the S&P TMI.

To be eligible for inclusion in the underlying index, companies must be in the S&P TMI, must be included in the relevant Global Industry Classification Standard (GICS) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:

1. float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or

2. float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.

Eligibility factors include:

Market Capitalization: Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

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Takeover Restrictions: At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

Turnover: S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

Historical Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices of the iShares® MSCI EAFE ETF for each quarter in the period from January 1, 2008 through January 29, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us.

The graph below illustrates the daily performance of the iShares® MSCI EAFE ETF from January 1, 2008 through January 29, 2018 based on information from the Bloomberg Professional® service.

Historical values and past performance of this Underlying Index Fund is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	55.83	44.79	53.73
June 30, 2008	71.31	53.73	70.15
September 30, 2008	70.93	42.68	44.83
December 31, 2008	44.83	22.97	29.64
March 31, 2009	33.48	23.41	26.60
June 30, 2009	38.25	26.60	31.72
September 30, 2009	39.61	28.51	38.62
December 31, 2009	43.36	36.91	41.21
March 31, 2010	44.07	39.22	42.13
June 30, 2010	45.82	38.57	38.99
September 30, 2010	42.85	38.05	42.26
December 31, 2010	52.71	42.18	52.69
March 31, 2011	64.50	52.69	64.50
June 30, 2011	64.97	54.71	58.78
September 30, 2011	65.24	42.80	42.80
December 31, 2011	57.56	39.99	52.69
March 31, 2012	61.34	52.67	56.91
June 30, 2012	57.85	45.20	50.40
September 30, 2012	59.35	48.73	55.69
December 31, 2012	57.38	50.69	54.07
March 30, 2013	62.10	54.07	60.49
June 30, 2013	62.61	54.71	58.18
September 30, 2013	66.47	58.18	65.89
December 31, 2013	72.74	65.02	68.53
March 31, 2014	71.83	64.04	71.83
June 30, 2014	83.45	71.19	82.28
September 30, 2014	82.28	68.83	68.83
December 31, 2014	68.83	42.75	47.86
March 31, 2015	53.94	42.55	51.66
June 30, 2015	55.63	46.43	46.66
September 30, 2015	46.66	31.71	32.84
December 31, 2015	40.53	28.64	30.22
March 31, 2016	30.96	23.60	30.35
June 30, 2016	37.50	29.23	34.81
September 30, 2016	39.12	32.75	38.46
December 31, 2016	43.42	34.73	41.42
March 31, 2017	42.21	35.17	37.44
June 30, 2017	37.89	30.17	31.92
September 30, 2017	34.37	29.09	34.09
December 31, 2017	37.64	32.25	37.18
January 29, 2018*	39.85	37.18	38.30

* This document includes, for the first calendar quarter of 2018, data for the period from January 1, 2018 through January 29, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

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What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Index Fund. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index Fund and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index Fund is or becomes a PFIC or USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is

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possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index Fund or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index Fund or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms—Payment at Maturity” in this pricing supplement, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to the Underlying Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover of this pricing supplement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with these Notes. Accordingly, these Notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of these Notes who subsequently sells any of these Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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